SECURITIES AND EXCHANGE COMMISSION

                             Washington, D. C. 20549


                                    Form 8-K

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 or 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934





Date of Report: February 12, 2001
Date of earliest event reported: February 9, 2001





                         POTOMAC ELECTRIC POWER COMPANY
             (Exact name of registrant as specified in its charter)




District of Columbia and Virginia (State or other jurisdiction of jurisdiction)

1-1072 (Commission File Number)

53-0127880 (I.R.S. Employer Identification No.)



            1900 Pennsylvania Avenue, N. W., Washington, D. C. 20068
                    (Address of principal executive offices)


        Registrant's telephone number, including area code (202) 872-2900


          (Former Name or Former Address, if Changed Since Last Report)


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Item 5.   Other Events.

Merger Agreement With Conectiv

     Potomac Electric Power Company, a corporation organized under the laws of the District of Columbia and the Commonwealth of Virginia ("Pepco"), Conectiv, a Delaware corporation and New RC, Inc., a Delaware corporation ("HoldCo"), have entered into an Agreement and Plan of Merger, dated as of February 9, 2001 (the "Merger Agreement"), providing for a strategic transaction in which Pepco will effectively acquire Conectiv for a combination of cash and stock (the "Transaction"). The Merger Agreement provides that two wholly owned newly formed subsidiaries of HoldCo will merge with and into Pepco and Conectiv such that Pepco and Conectiv will become wholly owned subsidiaries of HoldCo. The common stockholders of Pepco and Conectiv will together own all of the outstanding shares of common stock of HoldCo, and each share of each other class of capital stock of Pepco and Conectiv will be unaffected and remain outstanding. HoldCo will register with the Securities and Exchange Commission under the Public Utility Holding Company Act of 1935, as amended. In addition, Pepco announced today that it will reduce its annual dividend to $1.00 per share from $1.66 per share, effective with the June 2001 dividend. The March 2001 dividend will remain at its current level. Pepco has also authorized a share repurchase program of up to $450 million and will repurchase its common stock in the open market or in privately negotiated transactions from time to time over the next 12 months. The actual amount of stock repurchased will be determined by management depending on market conditions. The press release, dated February 12, 2001, issued by Pepco and Conectiv is filed as an exhibit to this report.

     Under the Merger Agreement, Pepco stockholders will receive one share of common stock of HoldCo for each share of Pepco common stock that they hold. Each share of Pepco preferred stock will remain outstanding as Pepco preferred stock after the Transaction. For each share of Conectiv common stock, Conectiv stockholders will be receiving either $25.00 in cash ($21.69 for the Class A common stock) or HoldCo common stock with a market value of $25.00 ($21.69 for the Class A common stock) as long as the average market value of Pepco's common stock for 20 selected trading days in the 30 trading day period immediately prior to the closing of the Transaction is between $19.50 and $24.50. However, if the market value of Pepco's common stock at that time is below $19.50, the number of shares of HoldCo common stock received for each share of Conectiv common stock will be fixed at 1.28205 (1.11227 for the Class A common stock) and if the market value of Pepco's common stock is above $24.50, the number of shares of HoldCo common stock received for each share of Conectiv common stock will be fixed at 1.02041 (.88528 for the Class A common stock). Additionally, 50 percent of the consideration payable to Conectiv stockholders will be paid in cash and 50 percent in HoldCo common stock, giving Conectiv stockholders a right to elect their consideration with an allocation and proration formula in the event either cash or stock is oversubscribed. Fractional shares will still be cashed out. Based on the number of common shares of Pepco and Conectiv currently outstanding on a fully diluted basis, Pepco stockholders will own approximately 67 percent of the common equity of HoldCo, and Conectiv stockholders will own approximately 33 percent. The transaction is expected to be tax-free to the extent that stockholders receive stock for their shares.

     The Merger Agreement provides that the board of directors of HoldCo will have 12 directors, at least two of whom will come from the current Conectiv board. After the Transaction is completed, it is expected that John M. Derrick, Jr., chairman and chief executive officer of Pepco, will be chairman and chief executive officer of Holdco, and Howard E. Cosgrove, chairman and chief executive officer of Conectiv, will retire. In addition, HoldCo will have its headquarters in Washington, D.C. while Conectiv will maintain its headquarters in Wilmington, Delaware and will continue to have significant operations in New Jersey and the Delmarva Peninsula. The Transaction is not expected to result in significant workforce reductions and all union contracts will be honored.

     Both parties make representations and warranties regarding, among other things, organization, subsidiaries, capital structure, authority, compliance and permits, reports and financial statements, absence of certain changes, board approval, vote required, takeover statutes, brokers or finders, regulations as a utility, taxes, benefit plans, litigation, environmental matters, insurance, intellectual property, the respective rights plans, and no ownership of capital stock of the other party. Only Conectiv makes representations and warranties regarding commodity derivatives exposure and nuclear operations. Only Pepco makes representations and warranties regarding HoldCo's operations and sufficient funds to pay the consideration. None of the representations, warranties, covenants or other agreements in the Merger Agreement survive the Effective Time, except for those that by their terms are to be performed after the Effective Time.

     The Transaction is subject to customary closing conditions, including, without limitation, the receipt of required stockholder approvals of Pepco and Conectiv, the receipt of all necessary governmental approvals and the making of all necessary governmental filings. The Transaction is also subject to the receipt of opinions of counsel that the Transaction will qualify for treatment under Section 351 of the Internal Revenue Code of 1986. In addition, the Transaction is conditioned upon the effectiveness of a joint registration statement and proxy statement to be filed by Pepco, Conectiv and HoldCo with the Securities and Exchange Commission with respect to shares of HoldCo common stock to be issued in the Transaction and the stockholder meetings, and upon the approval of HoldCo common stock for listing on the New York Stock Exchange. The meetings of the stockholders of Pepco and Conectiv to vote on the Transaction will be convened as soon as is practicable. The companies anticipate that the transaction will be completed in approximately 12 months.

     The Merger Agreement contains certain covenants concerning the activities of the parties pending the consummation of the Transaction. Generally, each of Pepco and Conectiv must carry on its business in the ordinary course consistent with past practice, and may not increase dividends on common stock beyond their current annual dividend rate. The Merger Agreement also contains restrictions on both Pepco and Conectiv with respect to the issuance of capital stock, charter and bylaw amendments, acquisitions, incurrence of indebtedness, dispositions, accounting changes, insurance and certain other actions, although in most cases the specific restrictions differ for each of Pepco and Conectiv. In addition, the Merger Agreement provides for restrictions on Conectiv with respect to capital expenditures, rate matters, rights plan amendments and certain increases in employee compensation and benefits.

     The Merger Agreement may be terminated under certain circumstances, including (1) by mutual consent of Pepco and Conectiv; (2) by either Pepco or Conectiv if the Transaction is not consummated before the 18 month anniversary of the date of the Merger Agreement (provided, however, that such termination date shall be extended for an additional 6 months if any statutory approvals that have not been obtained are being pursued diligently and in good faith); (3) by either Pepco or Conectiv if either Pepco's or Conectiv's stockholders vote against the Transaction or if any state or federal law or court order prohibits the Transaction; (4) by either Pepco or Conectiv if the Board of Directors of the other shall withdraw or adversely modify its recommendation of the Transaction; (5) by a non-breaching party if there exists a breach of any material representation, warranty or covenant contained in the Merger Agreement which is not cured within 30 business days after notice from the other party; or
(6) by Conectiv, under certain circumstances, as a result of a third-party tender offer or business combination proposal which the Board of Directors of Conectiv in good faith and pursuant to the exercise of its fiduciary duties determines to accept, after Pepco has first been given an opportunity to make adjustments in the terms of the Merger Agreement so as to enable the Transaction to proceed. In addition, in the event that the market value of Pepco's common stock during the pricing period discussed above is below $16.50, Conectiv may terminate the Merger Agreement, provided that before such termination is effective, Pepco will have the option to increase consideration to be paid to Conectiv stockholders so that they will receive an amount equal to the amount they would receive if the market value of Pepco's common stock is $16.50. If Pepco exercises this option, the Merger Agreement will not be terminated and the Transaction will proceed.

     The Merger Agreement requires payment of a termination fee of $60 million in cash, by Conectiv to Pepco if (i) the Merger Agreement is terminated as a result of the acceptance by Conectiv of a third-party tender offer or business combination proposal, or (ii) following a failure of the stockholders of Conectiv to approve the Transaction if at the time prior to the meeting of Conectiv's stockholders there shall have been a third-party tender offer or business combination proposal made public and a definitive agreement is entered into with respect thereto (and is subsequently consummated) or such proposal is consummated within 12 months after the termination. Pepco is required to pay to Conectiv a termination fee of $60 million if Pepco's stockholders fail to approve the Transaction and at the time prior to the meeting of Pepco's stockholders there shall have been made public a third-party tender offer or business combination proposal and a definitive agreement is entered into with respect thereto (and is subsequently consummated) or such proposal is consummated within 12 months after the termination. In addition, if either Pepco or Conectiv terminates the Merger Agreement after the Board of Directors of the other party withdraws or adversely modifies its recommendation of the
Transaction, a termination fee of $60 million is payable to the party that terminates the Merger Agreement.

     Except for historical statements and discussions, the statements in this Form 8-K constitute "forward-looking statements" within the meaning of the federal securities laws. These statements contain management's beliefs based on information currently available to management and on various assumptions concerning future events. Forward-looking statements are not a guarantee of future performance or events. They are subject to a number of uncertainties and other factors, many of which are outside the company's control. In connection with the transaction, additional important factors that could cause actual results to differ materially from those in the forward-looking statements herein include risks and uncertainties relating to delays in obtaining or adverse conditions contained in, related regulatory approvals, changes in economic conditions, availability and cost of capital, changes in weather patterns, changes in laws, regulations or regulatory policies, developments in legal or public policy doctrines and other presently unknown or unforeseen factors. These uncertainties and factors could cause actual results to differ materially from such statements. Pepco disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This information is presented solely to provide additional information to further understand the results and prospects of Pepco.

Item 7.  Financial Statements and Exhibits.

(c) Exhibits

Exhibit No.   Description of Exhibit                             Reference

99            Press Release of Potomac Electric Power Company
              and Conectiv dated February 12, 2001               Filed herewith.

                                   Signatures

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                 Potomac Electric Power Company
                                                 (Registrant)



                                                 By /s/ A.W. Williams

                                                 Andrew W. Williams
                                                 Senior Vice President and
                                                 Chief Financial Officer

February 12, 2001

      DATE